CRANDALL BUILDING OFFICE LEASE

THIS INDENTURE made effective as of the 8 day of April, 2004,

BETWEEN:

LANDMARK YALETOWN PROJECTS INC. having an office at 901 West 3rd Street, North Vancouver, British Columbia, V7P 3P3

(the "Lessor")

AND:

CHALK MEDIA CORP. having an office at 280 – 4400 Dominion Street, Burnaby, British Columbia, V5G 4G3

(the "Lessee")

WHEREAS:

A.                     The Lessor is the owner of strata lots 8 to 24 (the "Strata Lots") inclusive of strata plan LMS4103 having an address of the 2nd Flr. – 1071 Mainland Street, Vancouver, B.C. V6B 5P9. Attached to the Strata Lots are rights of exclusive use to Common Areas described herein; and

B.                     The Lessor has agreed to lease to the Lessee the Strata Lots and the rights of exclusive use of the Common Areas on the terms herein contained.

WITNESSES that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Lessee to be paid, observed and performed the Lessor hereby demises and leases the Premises as hereinafter described to the Lessee all on the terms, conditions and covenants as hereinafter set forth.

1.0                    PREMISES

1.1                    The Premises means the Strata Lots and the rights of the exclusive use of the Common Areas associated thereunto collectively comprising 8,658.80 square feet on the second floor and first floor of the Crandall Building as shown on Schedule "A" attached hereto.

2.0                    TERM

2.1                    To have and to hold the Premises for and during the term of six (6) years commencing on the 1st day of June, 2004 and expiring on the 31st day of May, 2010.

3.0                    RENT

3.1                    Yielding and paying therefore unto the Lessor at its office at 901 West 3rd Street, North Vancouver, B.C., V7P 3P3, or at such other place as the Lessor may reasonably direct in writing, rent for Premises in the sum set out hereunder, payable in advance on the first day of each and every month of the Term as follows:

Year(s)	Rent per Sq.Ft.	Annual Net Rent	Monthly Net Rent (plus GST)
1-2	$12.00	$103,896.00	$8,658.00
3-4	$13.00	$112,554.00	$9,379.50
5-6	$14.00	$121,212.00	$10,101.00

The Lessee shall be responsible for payment of its proportionate share of Operating Expenses and Taxes throughout the Term. The Lessee shall pay all amounts due hereunder together with all applicable taxes, including, without limitation, goods and services tax, but shall not pay the Lessor’s. The Lessee covenants and agrees that the failure by the Lessee to pay to the Lessor the amount of any goods and services tax owing by the Lessee to the Lessor when due hereunder shall constitute a default by the Lessee under this Lease and will entitle the Lessor to exercise any and all rights and remedies available to the Lessor for the recovery of rent in arrears.

3.2                    The Lessor acknowledges receipt from the Lessee of a deposit of $34,740.23 which shall be applied on account of the payment of rent, Operating Expenses and Taxes for the eighth month of the Term. Such sum, or the amount remaining from time to time, shall be held by the Lessor as security for the performance by the Lessee of its obligations under this Lease and may be applied or appropriated by the Lessor to compensate the Lessor as may be required in the event of default by the Lessee under this Lease. Any amount so applied or appropriated shall be forthwith paid by the Lessee to the Lessor to be held by the Lessor pursuant to this section.

3.3                    Notwithstanding any other term of this Lease, the Lessee shall not be obliged to pay annual net rent for the 4 months of June, July, August and September 2004, and the 3 months of October, November and December 2005 of the Term; provided, however, the Lessee shall, during such period, pay its proportionate share of Operating Expenses and Taxes and all other amounts due hereunder.

4.0                    USE OF DEMISED PREMISES

4.1                    The Lessee will use the Premises for a business office and for related activities and for no other purpose without the written consent of the Lessor acting reasonably and, subject to the provisions of Section 6.11 of this Lease, will not permit any part of the Premises to be used or occupied by any persons other than the Lessee, its employees and invitees.

5.0                    DEFINITIONS

5.1                    In this Lease, unless otherwise stated, the following terms will have the following meanings:

(a)	"Business Days" means the Monday to Saturday inclusive in each week, save and except any such day that be declared, by lawful authority, a holiday;

(b)

"Common Area" means that portion of the common property of Strata Plan LMS4103 described as limited common property for the exclusive use of the Strata Lots shown on Schedule "A" and containing 108.3 square metres of Rentable Area on the second floor and 33.7 square metres on the ground floor;

(c)	"Normal Business Hours" means the hours on Business Days from 7:30 a.m. to 5:30 p.m. from Monday to Friday inclusive and 8:00 a.m. until 1:00 p.m. on Saturday;

(d)	"Offer to Lease" means the offer to lease made by the Lessee and accepted by the Lessor dated March 5, 2004;

(e)

"Operating Expense" means, without duplication, all expenses chargeable against income in accordance with generally accepted accounting principles in connection with the operation, maintenance, repair and management of the Strata Lots, Common Area and common property on Strata Plan LMS4103 excluding any special assessments which relate to structural repairs of the building in which the Premises are located and, without restricting the generality of the foregoing, includes without duplication the following costs levied by the Strata Corporation against the Strata Lots or as may otherwise incurred by the Lessor in respect of the Strata Lots:

(i)

fuel and operating expenses incurred in cleaning, heating, and ventilating the Strata Lots, Common Areas, and common property of the Strata Corporation and providing, natural gas, electrical service, telephone service, and sanitary and storm sewer services;

(ii)

operating expenses and other costs incurred by the Strata Corporation in cleaning and maintaining, including rubbish and snow removal, the sidewalks, roads, street lights, paving, and landscaping common property of the Strata Corporation;

	(iii)	water rates, special taxes and license fees (other than the Taxes or Lessee's Taxes or taxes on income or profits);

(iv)

salaries and wages (including employees' benefits, worker's compensation and other items of a similar nature) and the cost of service contracts incurred in the cleaning, maintenance, repair, operation and management of the Strata Corporation and payments made for security services;

	(v)	the cost of building and cleaning supplies;

(vi)

the cost of painting interior areas not normally rented to tenants, the cost of painting and otherwise maintaining the parking areas, and the cost of repairing, maintaining and operating the building to the extent common property on Strata Plan LMS4103 not designated on that Plan for the exclusive use of any one or more strata lots;

(vii)

the cost of operating, maintaining and repairing the heating, ventilating, air-conditioning, plumbing, electrical and other systems in the building, which comprise common property and are not designated on Strata Plan LMS4103 for the exclusive use of any one or more strata lots, including costs incurred to replace all or any portion of such systems which by their nature require periodic replacement;

	(viii)	the cost of an identification sign, if required;

	(ix)	an allowance for management and overhead expenses of the Lessor not exceeding 10.0% of the Operating Expenses and Taxes;

	(x)	the Lessor's and Strata Corporation's costs of obtaining and maintaining insurance for liability, fire and other casualties in respect of the Strata Lots and common property; and

(xi)

all contributions and assessments levied against the Premises by the Strata Corporation in respect of common expenses, except for special assessments relating to structural repairs and without duplication to the extent the expenses are already referred to in this definition of "Operating Expenses", provided always that Operating Expenses shall not include leasing commissions, corporation capital tax or other capital taxes, cost of structural repairs to the building, interest on debt, or capital retirement of debt or any amounts directly chargeable by the Lessor to the Lessee or any other lessee or owner of any Strata Lots in the Strata Corporation;

(f)

"Premises" means Strata Lots 8 to 24 of District Lot 541 Group 1 New Westminster District Strata Plan LMS4103 together with an interest in the common property in proportion to the unit entitlement of the Strata Lots as shown on Form 1, together with an exclusive right to use the Common Area, defined herein, all of which is outlined in Schedule "A";

(g)	"Proportionate Share" means the following:

(i)

where the expenses relate to the building, to calculate the Operating Expenses with reference to the development on Strata Plan LMS4103 as a whole, a ratio which the aggregate unit entitlement of the Strata Lots bears to the total unit entitlements of all strata lots comprising Strata Plan LMS4103; and

(ii)	where the expenses relate to the premises, to calculate the Operating Expenses with reference to the Premises only, a ratio equal to one;

(h)

"Pro Rata Portion" as applied to any amount means that portion of the whole as bears the same ratio to the whole as the time for which the calculation is made bears to the whole of the period contemplated in the Lease;

(i)	"Rentable Area" in the case of Premises means the area of the Strata Lots and Common Area as shown on the Strata Plan and Schedule "A";

(j)	"Strata Corporation" means the Owners, Strata Plan LMS4103;

(k)	"Strata Lots" means Strata Lots 8 to 24 inclusive of Strata Plan LMS4103;

(l)

"Taxes" mean all taxes, rates and assessments, whether general or special, levied or assessed by the municipal authority for such purposes payable by the Lessor in respect of the Strata Lots and include any other taxes, rates and assessments payable by the Lessor which are imposed in substitution of the foregoing taxes, rates and assessments as finally determined for each calendar year as a result of assessment, appeal or judicial review and include any reasonable legal fees or appraiser's fees incurred by the Lessor in respect of such final determination;

(m)	"Term" means the term of this Lease described in Section 2.0;

(n)

"Lessee's Taxes" means all taxes, licenses, rates, duties and assessment imposed or levied by lawful authority covering any period during the Term and relating to or in respect of the business or profession of the Lessee or relating to or in respect of improvements, fixtures, machinery or chattels or equipment brought onto the Premises by the Lessee or being the property of the Lessee or relating to or in respect of improvements to the Premises built, made or installed by the Lessee or at the Lessee's request, or being any special or additional taxes, licenses, rates, duties and assessments which the Lessee or any sub-Lessee or licensee of the Lessee shall elect or cause to have the Premises or any part thereof assessed or charged with, whether any such taxes, licenses, rates, duties and assessments are payable in law by the Lessee or by the Lessor and whether such taxes, licenses, rates, duties and assessments are included by the taxing authority in the taxes, licenses, rates, duties and assessments or levied on or with respect to the building; and

(o)

"Structural Repair" or any other reference to structural repairs, means any repair to the foundation, load-bearing walls and structural component of the roof of the Premises or the building in which the Premises are located, as the case may be, and repairs or replacements which are of a capital nature based on generally accepted accounting principles in Canada ("GAAP").

6.0                    COVENANTS OF LESSEE

The Lessee covenants with the Lessor:

6.1                    To pay rent, together with all taxes levied thereon;

6.2                    To pay the cost of electricity, gas and other utilities used within or supplied to the Premises, such cost to be paid by the Lessee to the Lessor or where the utilities are separately metered, to be paid by the Lessee directly to the utility companies, in each case as and when due.

6.3                    Subject to Section 12.0, to maintain and repair the Premises in good and substantial repair, reasonable wear and tear, structural repairs, and damage by fire, lightning and other casualties against which the Lessor or Strata Corporation is insured only excepted.

6.4                    That the Lessor may upon reasonable notice to the Lessee enter and view the state of repair and that the Lessee will repair according to notice save as aforesaid.

6.5                    That the Lessee will leave the Premises in good repair, save as aforesaid.

6.6                    If the Lessee fails to repair in accordance with the provisions hereof, the Lessor may on 10 days prior written notice except in the case of an emergency enter the Premises and make the required repairs and, for that purpose, the Lessor may, acting reasonably, bring and leave on the Premises all necessary tools, material and equipment and the Lessor will not be liable to the Lessee for any inconvenience, loss, injury or damages suffered by the Lessee thereby, unless caused by the negligence of the Lessor or those for whom the Lessor is responsible at law, and the expense of such repairs will be borne by the Lessee which will pay it to the Lessor forthwith on demand.

6.7                    To restore forthwith at its expense broken or damaged plate glass on the Premises from time to time.

6.8                    Not to do, suffer or permit any act or neglect which may in any manner directly or indirectly cause injury to the Premises or to the building of which the Premises form a part or to any fixtures or appurtenances thereof, or which may be or become a nuisance or interference with the comfort of any of the occupants of the building or which may in the opinion of the Lessor render the building or any part thereof less desirable or injure the reputation thereof as a first-class office building.

6.9                    Not to exhibit signs of any nature on exterior walls, doors or windows of the Premises without the prior written approval of the Lessor, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Lessee will be allowed to display a sign bearing its corporate name or standard building directory signage.

6.10                    Not to do or permit anything to be done whereby any policy of insurance on the said building or any part thereof placed by the Lessor, the Strata Corporation or any other Lessee in the building may become void or voidable or whereby the premium thereon may be increased, and if the Lessee is in breach hereof and as a result of such breach any premium of any such policy is increased, the Lessee will forthwith pay to the Lessor the amount of the increase in such premium, provided that nothing herein will limit any other remedy of the Lessor or any other Lessee provided this Section will not apply to the Lessee's proposed use of the Premises by the Lessee.

6.11                    The Lessee may assign or sublet the Premises in whole or in part with the prior consent in writing of the Lessor, such consent not to be unreasonably or arbitrarily withheld or delayed where the Lessee wishes to assign or sublet to a financially responsible person or body corporate, provided that the Lessee, at the time the Lessee requests the consent of the Lessor, delivers to the Lessor such information in writing (the "Required Information") as the Lessor may reasonably require respecting the proposed assignee or subtenant, provided always that no such assignment or subletting will:

(a)	in any manner release the Lessee from any covenant to be observed or performed by it, and

(b)	be made to any person, firm, partnership or corporation carrying on any business which the Lessor is obliged to restrict by reasons of any other lease or contract relating to the building.

A change in control of the Lessee shall be deemed to be an assignment for purposes of this section except in circumstances where one or more of the existing shareholders of the Lessee as of the effective date of this Lease remain in control of the Lessee and except where the Lessee is a public company with its shares listed on a stock exchange, in either of which cases the change in control shall not be deemed to be an assignment and no consent of the Lessor under the section is required.

6.12                    To keep the Premises free of rubbish and debris at all times and to provide proper and sufficient receptacles for waste.

6.13                    Not to bring onto or release from the Premises any harmful or hazardous wastes or materials as such may be defined under the Waste Management Act, and to save harmless the Lessor from and against any claims or costs arising out of a breach of this provision.

6.14                    To abide by and comply with all laws, rules and regulations of every municipal or other authority, including the Strata Corporation, which in any manner relate to or affect the business of the Lessee or the use of the Premises by the Lessee.

6.15                    To pay the Lessor all charges for maintenance and cleaning of electrical and lighting fixtures and fittings in the Premises and the same is included in "Operating Expenses" herein. The Lessor will have the exclusive right to attend to such maintenance and cleaning and may adopt a system of periodical renewals on a group basis in accordance with good practice in this respect.

6.16                    To maintain at the Lessee's sole expense but for the common benefit of the Lessor and the Lessee:

(a)

comprehensive general public liability insurance including bodily injury, death and property damage, on an occurrence basis with respect to the use of the Premises and the Lessee's use and occupancy thereof in an amount not less than $5,000,000;

(b)	broad form “all risks” property insurance on the Lessee's improvements to the replacement cost thereof;

(c)	broad form tenant’s legal liability insurance in an amount not less than $750,000;

and such insurance to be in form and with insurers acceptable to the Lessor, acting reasonably, and the Lessee will deliver promptly to the Lessor a copy of each such policy of insurance if so required by the Lessor. The Lessee shall cause the insurance coverage under section 6.16(a) to name the Lessor and the Strata Corporation as additional insureds and to contain a severability of interest clause and cross-liability clause. The Lessee shall cause the insurance under section 6.16(b) to contain a waiver of the insurer's right of subrogation against the Lessor and the Strata Corporation and those for whom the Lessor and the Strata Corporation, respectively, are in law responsible.

6.17                    To immediately advise the Lessor and do all things necessary to remove any dangerous condition from time to time existing on the Premises and arising as result of the act of or omission of the Lessee, its agents or servants.

6.18                    To indemnify and hold harmless the Lessor from and against all actions, causes of action, suits, claims, demands, damages, expenses, liens or rights of lien whatsoever arising out of the occupancy of the Premises hereunder save for negligence of the Lessor and those for whom the Lessor is at law responsible.

6.19                    To pay to the Lessor interest at 3% per annum above the Prime Rate, compounded annually, on any rent not paid as and when due hereunder commencing five (5) business days from receipt of written notice from the Lessor indicating that the rent has not been paid until paid and at 3% per annum above the Prime Rate, compounded annually, on any other amounts due under this Lease as and when due hereunder until paid. "Prime Rate" means the floating annual rate of interest established as such by the Vancouver Main Branch of The Bank of Nova Scotia from time to time as a reference rate for purposes of determining rates of interest it shall charge on demand loans made in Canada in Canadian dollars.

6.20                    If the Lessee wishes to register this Lease in the appropriate Land Title Office, the Lessee may do so at the Lessee's sole cost.

7.0                    COVENANTS OF LESSOR

The Lessor covenants with the Lessee:

7.1                    For quiet enjoyment.

7.2                    To use reasonable best efforts to cause the Strata Corporation to supply water and other utilities to the Premises for the normal and reasonable requirements of the Lessee and at the Lessee's expense without, in any case, being liable for any loss, damage or inconvenience resulting from failure of the supply of utilities to the building.

7.3                    To use reasonable best efforts to cause the Strata Corporation to provide, maintain and operate during Normal Business Hours an efficient heating, ventilating and air conditioning system where provided in the building.

7.4                    To confirm that the Strata Corporation insures the building of which the Premises form a part as reasonably prudent owners of properties similar to the building normally insure under a policy of fire and extended perils and insurance.

8.0                    ALTERATIONS AND IMPROVEMENTS

8.1                    Save for the installation of trade fixtures and furnishings, the Lessee will make no alterations, installations, removals, additions or improvements in or about the Premises without the Lessor's prior written consent, which consent will not be unreasonably withheld or delayed, and in the event of such consent, all work is done at the Lessee's sole expense and at such times and such manner as the Lessor may reasonably approve. The Lessee acknowledges that alterations to the Common Areas are subject to the prior approval of the Strata Corporation.

8.2                    The Lessee will not suffer or permit any builders' liens to be filed against the interest of the Lessor in the Land or the Premises by reason of work, labour, services or material supplied or claimed to have been supplied to the Lessee or for which the Lessee may be in any way obligated, and if any such builders' lien will at any time be filed against the Land or the Premises whatsoever, the Lessee will cause the same to be discharged of record within 20 days of the date the Lessee has knowledge of such filing. The Lessor may wish to post security under the provisions of the Builders Lien Act or any legislation replacing such Act.

8.3                    All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned or installed by the Lessee at the expense of the Lessee in the Premises will remain the property of the Lessee and may be removed by the Lessee at any time during the Term, provided that the Lessee at its expense will repair any damage to the Premises or the building caused by such removal. The Lessee shall not remove cabinet work, immovable partitions or leasehold improvements installed by the Lessee in the Premises during the Term without the prior written consent of the Lessor.

8.4                    All cabinet work, furniture and other installations made by the Lessor and installed or located in the Premises will remain the property of the Lessor and shall be maintained by the Lessee in good condition and repair and shall remain the property of the Lessor.

8.5                    The Lessor may elect to require the Lessee to remove all or any part of the business and trade fixtures, machinery and equipment, cabinet work, furniture and movable and immovable partitions owned or installed by or on behalf of the Lessee in the Premises (other than those which constitute ordinary and reasonable commercial fixtures and improvements which would be reasonably useable by other commercial tenants) at the expiration of this Lease in which event the Lessee shall, at the Lessee's expense, perform such removal and the Lessee will, at its expense, repair any damage to the Premises or to the building caused by such removal.

8.6                    If the Lessee does not remove the property set out in Section 8.5 forthwith after written demand by the Lessor, such property will, if the Lessor elects, be deemed to become the Lessor's property and the Lessor may remove the same at the same at the expense of the Lessee and the cost of such removal will be paid by the Lessee forthwith to the Lessor on written demand and the Lessor will not be responsible for any loss or damage to such property because of such removal.

9.0                    IMPROVEMENT OF PREMISES

9.1                    The Lessee acknowledges that the Premises are rented on an "as is" basis as described in the Offer to Lease. Any improvements undertaken by the Lessee shall be completed in accordance with the terms of the Offer to Lease and its Schedules.

10.0                    SUBORDINATION

10.1                    This Lease will, at the request of the Lessor, be made subject and subordinate to all mortgages which now or hereafter during the Term is recorded in the appropriate Land Title Office as a mortgage against the Premises. The Lessee will execute promptly from time to time any assurance the Lessor may properly require to confirm this subordination with respect to any mortgage hereafter recorded provided that the Lessor obtains a non-disturbance agreement from any Mortgagee in a form acceptable to the Lessee, acting reasonably. The Lessor shall use reasonable commercial efforts to obtain such a non-disturbance agreement from the Mortgagee currently holding a mortgage registered against the Premises.

10.2                    Whenever required by any Mortgagee or a Trustee on behalf of a Mortgagee of any mortgage as contemplated in Section 10.1, the Lessee will attorn to and become a Lessee or Licensee of such Mortgagee or Trustee or any purchaser from the Mortgagee or Trustee in the event of an exercise by the Mortgagee or Trustee of its power of sale in the mortgage set out, for the then unexpired residue of the Term upon all of the terms and conditions hereof subject to the terms of any non-disturbance agreement.

11.0                    PROPERTY ETC., DAMAGE

11.1                    The Lessor will not be liable for any injury or damage to persons or property resulting from fire, explosions, failing plaster, steam gas, electricity, water, rain, snow or leaks from any part of the building or from pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place unless caused by the negligence of the Lessor or its servants or agents or those for whom the Lessor is responsible at law.

11.2                    The Lessee shall indemnify and save harmless the Lessor of and from all losses, damages, expenses, costs, suits, claims, demands, actions and liabilities of any kind or nature for which the Lessor shall or may become liable, incur or suffer by reason of a breach, violation or non-performance by the Lessee of any covenant, term or provision hereof or by reason of any builders' or other liens for any work done or materials provided or services rendered for improvements, alterations, or repairs made by or on behalf of the Lessee to the Premises, or arising out of the Lessee's use of the Premises, or by reason of any injury occasioned to or suffered by any person or damage to any property, by reason of any act, omission or default on the part of the Lessee or any of its employees, agents, contractors, customers, subtenants, licensees or invitees, save as may be caused by the default or negligence of the Lessor or any of its employees.

11.3                    The Lessee will give the Lessor immediate notice in case of fire or accident in the Premises or in the building of which the Lessee is aware.

12.0                    DAMAGE TO OR DESTRUCTION OF PREMISES

12.1                    If the Premises are damaged by fire or other casualty or if the building is so damaged thereby restricting the use of the Premises then the rent will abate in whole or in part according to the portion of the Premises which is non-usable by the Lessee until such damage is repaired and the Lessee is able to operate its business therefrom.

12.2                    Except as provided in Section 12.3 if the Premises is damaged by fire or other casualty, the Lessor shall, in its capacity as the owner of the Premises, use all reasonable efforts to cause the Strata Corporation to commence diligently and thereafter to continue diligently to repair the Premises so as to restore the Premises to a tenantable condition to the extent of the Strata Corporation's repair obligations under the B.C. Strata Property Act and the Lessee shall repair all alterations or improvements of the Lessee and all property which the Lessee is entitled to remove pursuant to Section 8.3. The Lessor will not be liable to the Lessee for any loss or damage suffered by the Lessee as a result of any delay which may arise by reason of adjustment of insurance on the part of the Lessor or the Strata Corporation or on account of labour troubles or any other cause beyond the Lessor's control.

12.3                    If the Premises are rendered untenantable by fire or other casualty and if the Lessor decides not to restore the same or if the building is so damaged that the Lessor will decide not to restore it then or in any of such events the Lessor will within 90 days after such fire or other casualty give to the Lessee a notice in writing of such decision and thereupon the Term will expire forthwith and the Lessee will vacate the Premises and surrender the same to the Lessor. If the Premises are rendered untenantable as aforesaid, then if the Premises or the building is damaged and the Lessor does not give notice as aforesaid, then if the Premises or the building, as the case may be, are not restored within nine months from the time of the fire or other casualty causing the damage (subject to such time period being extended by the length of any reasonable delay which may arise by reason of adjustment of insurance on the part of the Lessor or Strata Corporation or on account of labour troubles or any other cause beyond the Lessor's control) the Lessee may at its option, to be exercised within 10 days of the termination of said period of nine months (or the termination of such later period as extended hereby) by notice in writing, terminate this Lease forthwith. Upon the termination of this Lease under the conditions provided in this clause, the Lessee's liability for rent will cease as of the day following the fire or casualty.

13.0                    ACCESS TO DEMISED PREMISES

13.1                    The Lessee will permit the Lessor and the Strata Corporation to erect, build, use and maintain unexposed pipes, ducts and conduits in and through the Premises. The Lessor and the Strata Corporation, their servants and agents will have the right to enter the Premises at reasonable times upon 48 hours written notice to examine the same and make such repairs, alterations, improvements or additions as the Lessor or Strata Corporation may deem necessary or desirable in the Premises or as the Lessor or Strata Corporation may be required to make by law or in order to repair and maintain the building, and the Lessor will be allowed to take all material into the Premises that may be required therefor without the same constituting eviction of the Lessee in whole or in part and the rent reserved will in no way abate while said repairs, alterations, improvements, or additions are being made by reason of interruption of the business of the Lessee. The Lessor will exercise reasonable diligence as to minimize the disturbance or interruptions of the Lessee's operations.

13.2                    During the six months prior to the expiration of the Term or any renewal term, the Lessor may exhibit the Premises during Normal Business Hours to prospective tenants upon reasonable notice to the Lessee and for such purposes the Lessor will have the right of entry to the Premises at any reasonable time and the Lessee at its option may have any servant or agent present at the time of such entry. The Lessor will have the right during the last six months of the Term to place upon the Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Lessee, stating that the Premises are for rent and further provided that the Lessee will not remove such notice or permit the same to be removed.

14.0                    OPERATING EXPENSES AND TAXES

14.1                    The Lessee will promptly pay the Lessee's Taxes as they become due.

14.2                    If the Lessor is required by lawful authority or considers it desirable to pay the Lessee's Taxes which the Lessee fails or neglects to pay, the Lessee will pay the amount thereof to the Lessor forthwith after written request thereof.

14.3                    The Lessee will pay to the Lessor its Proportionate Share of Operating Expenses and shall pay Taxes payable in 12 equal installments with the monthly payments of rent as and when required hereunder. The Lessor will, within 90 days of its year-end, provide the Lessee with annual statements as to Operating Expenses and Taxes paid by the Lessee during the year. The Lessor will, at the Lessee's request by written notice given within 90 days after receipt of such statements, permit the Lessee to review invoices relating to those Operating Expenses contained in the annual statements at a time or times convenient to the Lessor, acting reasonably.

14.4                    The Lessor may, at its option from time to time estimate the amount which may be payable by the Lessee pursuant to Section 14.3 and the Lessee will pay to the Lessor with the monthly payments of rent as and when required hereunder its Proportionate Share thereof so that the Lessor will have sufficient funds on hand to pay the Operating Expenses and Taxes as they become due and payable. The Lessor will promptly refund to the Lessee any amount of any overpayment by the Lessee by reason that the estimate aforesaid paid by the Lessee exceeds the actual amount payable by the Lessee and the Lessee will promptly pay to the Lessor any shortfall in payment.

14.5                    The certificate of an independent certified accountant appointed by the Lessor will in the event of a dispute be conclusive and binding upon the Lessor and the Lessee as to any amount payable from time to time under this Section 14.0 and the cost of obtaining such certificate is borne equally by the Lessor and the Lessee.

15.0                    ADDITIONAL RENT AND PRO RATA PORTION OF PAYMENTS

15.1                    Any money payable by the Lessee to the Lessor hereunder other than the rent expressed in Section 3.0 is deemed to be rent and is paid as Additional Rent and is collectible as such and in the absence of any other provisions hereunder, is payable on the earlier of the next ensuing monthly installment of rent or 30 days following demand.

15.2                    If the Term will commence or cease on a day other than the commencement or end of any period contemplated herein or if any money is payable hereunder for a period less than that contemplated in relation thereto, the Lessee will pay to the Lessor its Pro Rata Portion of the rent or such payment for the period.

16.0                    DEFAULT

16.1                    The Lessee covenants with the Lessor that if the Lessee violates or neglects any covenant, agreement or stipulation herein contained on its part to be kept, performed or observed and any such default on the part of the Lessee continues for 15 days after written notice thereof to the Lessee by the Lessor (provided that if such default cannot reasonably be remedied within 15 days, then the Lessee shall not be in default if the Lessee commences to remedy the default within such 15-day period and proceeds with all reasonable diligence thereafter), or if any payments of rent or any part thereof, whether the same are demanded or not, are not paid within five days after written demand by the Lessor, or in case the Premises are vacated or become vacated or remain unoccupied for seven days then and in any such case the Lessor in addition to any other remedy now or hereafter provided by law may at its option terminate this Lease forthwith and re-enter and may remove all persons and property and may use such force and assistance in making such removal as the Lessor may deem advisable to recover at once full and exclusive possession of the Premises and such re-entry will not operate as a waiver or satisfaction in whole or in part of any right, claim or demand arising out of or connected with any breach or violations by the Lessee of any covenant or agreement on its part to be performed.

16.2                    If the Term or any renewal thereof or any of the goods or chattels of the Lessee are at any time seized or taken in execution or attachment by any creditor of the Lessee or if the Lessor makes any assignment for the benefit of creditors or becomes bankrupt or insolvent or takes the benefit of any bankruptcy or insolvency legislation, the then current month's rent together with the rent accruing for the next three months (being in each case the net rent and the Taxes and the Lessee's Proportionate Share of Operating Expenses for those months) will immediately become due and payable, and the Term or any renewal thereof will at the option of the Lessor become forfeit and void, and it is lawful for the Lessor at any time thereafter to re-enter into or upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, notwithstanding anything herein contained to the contrary and neither this Lease nor any interests therein nor any estate hereby created will pass or enure to the benefit of any trustee in bankruptcy or any receiver or assignee for the benefit of creditors or otherwise by operation of law.

16.3                    No termination of this Lease shall occur unless the Lessor provides written notice to the Lessee of termination of this Lease.

16.4                    In the event of default pursuant to section 16.1 of this Lease, the Lessor may, at its option in lieu of terminating this Lease, enter the Premises as agent of the Lessee and as such agent, relet them for whatever term (which may be for a term extending beyond the Term) and on whatever terms and conditions as the Lessor acting reasonably may determine and to receive the rent therefor and, as the agent of the Lessee, to remove any property of the Lessee or other property thereon and to store the same at the expense and risk of the Lessee and the Lessor may sell or otherwise dispose of the same at public or private sale, and further the Lessor may make such alterations to the Premises in order to facilitate their reletting as the Lessor shall determine, and may apply the net proceeds of the sale of any property of the Lessee or other property or from the reletting of the Premises, less all expenses incurred by the Lessor in making the Premises ready for reletting and in reletting the Premises, on account of the rent due and to become due under this Lease and the Lessee shall be liable to Lessor for any deficiency and for all such expenses incurred by the Lessor as aforesaid; no such entry or taking possession of or performing alterations to or reletting of the Premises by the Lessor shall be construed as an election on the Lessor's part to terminate this Lease unless a written notice of termination is given by the Lessor to the Lessee pursuant to section 16.3 of this Lease.

17.0                    DISTRESS

17.1                    Whensoever the Lessor is entitled to levy distress against the goods and chattels of the Lessee it may use such force as it may deem necessary for the purpose and for gaining admission to the Premises without being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Lessee hereby expressly releases the Lessor from all action, proceedings, claims or demand whatsoever for or on account or in respect of any such forcible entry or any loss or damage sustained by the Lessee in connection therewith.

18.0                    LESSOR'S EXPENSES ENFORCING LEASE

18.1                    If it is necessary for the Lessor to retain the services of a solicitor or any other proper person for the purpose of assisting the Lessor in enforcing any of its rights hereunder in the event of default on the part of the Lessee which is substantiated by a court of law, it is entitled to collect from the Lessee the cost of all such services including all necessary court proceedings at trial or on appeal on a solicitor and own client basis as if the same were rent reserved and in arrears hereunder.

19.0                    WAIVER

19.1                    The failure of either party to insist upon strict performance of any covenant or condition contained in this Lease or to exercise any right or option hereunder will not be construed as a waiver or relinquishment for the future of any such covenant, condition, right or option.

19.2                    The acceptance of any rent from or the performance of any obligation hereunder by a person other than the Lessee will not be construed as an admission by the Lessor of any right, title or interest of such person as a sub-Lessee, assignee, transferee or otherwise in the place and stead of the Lessee.

19.3                    The acceptance by the Lessor of part payment of any sums required to be paid hereunder will not constitute waiver or release of the right of the Lessor to payment in full of such sums.

20.0                    HOLD OVER

20.1                    If at the expiration of the Term the Lessee continues in possession of the Premises with the consent of the Lessor, the tenancy of the Lessee thereafter will, in the absence of written agreement to the contrary, be from month-to-month only at a rental per month equal to 125% of the monthly rental payable for the year immediately proceeding such expiration, payable monthly in advance on the first day of each lease month and will be subject to all other terms and conditions of this Lease.

21.0                    INABILITY TO PERFORM

21.1                    The Lessor does not warrant that any service of facility provided by it hereunder will be free from interruptions caused or required by maintenance, repairs, renewals, modifications, strikes riots, insurrections, labour controversies, force majeure, act of God or other cause or causes beyond the Lessor's reasonable care and control. No such interruptions will be deemed an eviction or disturbance of the Lessee's enjoyment of the Premises nor render the Lessor liable in damages to the Lessee nor relieve the parties from their obligations under this Lease provided that the Lessor will without delay take all reasonable steps to remove the cause of such interruption.

22.0                    RULES AND REGULATIONS

22.1                    The Lessee and its servants, employees and agents will observe faithfully and comply strictly with such rules and regulations as the Lessor may from time to time adopt, acting reasonably and provided at least 30 days prior written notice of any such rules and regulations shall be given to the Lessee and shall comply with the by-laws and regulations of the Strata Corporation. Nothing in this Lease contained is construed to impose upon the Lessor any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease against any other tenant of the building, and the Lessor will not be liable to the Lessee for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

23.0                    LESSOR'S RIGHT TO PERFORM

23.1                    If the Lessee fails to perform any of the covenants or obligations of the Lessee under or in respect of this Lease the Lessor may, upon giving the notice required hereunder to the Lessee, perform or cause to be performed any of such covenants or obligations or any part thereof and for such purpose may do such things as may be requisite and may enter upon the Premises to do such things and all expenses incurred and expenditures made by or on behalf of the Lessor is forthwith paid by the Lessee to the Lessor and if the Lessee fails to pay the same the Lessor may add the same to the rent and recover the same by all remedies available to the Lessor for the recovery of rent in arrears provided that if the Lessor commences or completes either the performance or the causing to be performed of any of such covenants or obligations or any part thereof, the Lessor will not be obliged to complete such performance of causing to be performed or be later obliged to act in like fashion.

24.0                    REMEDIES CUMULATIVE

24.1                    No remedy conferred upon or reserved to the Lessor herein by statute or otherwise is considered exclusive of any other remedy but the same is cumulative and is in addition to every other remedy available to the Lessor and all such remedies and powers of the Lessor may be exercised concurrently and from time to time and often as may be expedient by the Lessor.

25.0                    LESSOR'S LIMIT OF LIABILITY

25.1                    The term "Lessor" as used in this Lease so far as covenants or obligations on the part of the Lessor are concerned is limited to mean the Lessor as herein before set out, while it retains its interest in the Land and Premises but upon a transfer of that interest, the Lessor is automatically relieved after the date of such transfer of all personal liability arising out of the requirement for performance of any obligations on the part of the Lessor herein contained (except to the extent incurred prior to such transfer), provided that this release from liability will become effective only if a transferee will expressly assume, subject to the limitations of this Section, all of the terms of this Lease to be performed on the part of the Lessor, it being intended hereby that the obligations contained in this Lease on the part of the Lessor is binding upon the Lessor, its successors and assigns, only during and in respect of the respective successive periods of their interest in the Land and Premises.

26.0                    WHOLE OF AGREEMENT

26.1                    The Lessee agrees that the Premises are leased by the Lessee without any representatives or warranties other than as contained in this Lease and that no representative or Agent of the Lessor is or is authorized or permitted to make any representations with reference hereto or to vary or modify this Lease in any way, except in writing under seal, and that this Lease contains all of the agreements and conditions made between the parties hereto.

27.0                    OPTION TO RENEW

27.1                    If, at the time the option to renew is exercised, the Lessee is paying rent and not otherwise in default of the Lessee's covenants under this Lease, the Lessor shall grant to the Lessee upon not greater than nine (9) months' written notice and not less than six (6) month's written notice prior to the expiration of the Term, a renewal lease for a term of five (5) years upon the same terms and conditions contained herein, save as to rental, free rent, any leasehold improvement allowance or any other inducement and this option to renew clause. Rent for said renewal term shall be agreed upon between the parties and shall be based on the fair market rental for premises of similar size, quality and location at time of renewal, but shall not be less than the rent payable during the last year of the term of this Lease. The Lessor and Lessee shall attempt to agree on the fair market rental for the renewal term during the three (3) month period immediately preceding the expiry of the initial term. Failing agreement as to the rental rate, the rate shall be determined by a single arbitrator under the Commercial Arbitration Act of British Columbia, as amended or replaced from time to time.

28.0                    NOTICES

28.1                    Any notice required or contemplated by any provision of this Lease or which the Lessor or Lessee may desire to give to the other is sufficiently given by personal delivery or by registered letter, postage prepaid and mailed in one of the Canada Post Offices in the City of Vancouver, British Columbia,

and addressed to the party to whom such notice is to be given at the address of such party as given in this Lease or at such other address as either party may notify the other of in writing during the Term, or if to the Lessee, addressed to the Premises, and any such notice is effective as of the day of such personal delivery or as of the day four days following the date of such posting as the case may be.

29.0                    INTERPRETATION

29.1                    This Indenture is construed in accordance with the laws of British Columbia.

29.2                    Where required the singular number is deemed to include the plural and the neuter gender the masculine or feminine and the captions herein are for convenience only and will not constitute a part of this Lease.

29.3                    The definition of any words used in any Section of this Lease will apply to such words when used in any other Section hereof whenever the context is consistent.

29.4                    All measurements required to be carried out herein shall be in accordance with the Strata Plan.

29.5                    In case of more than one Lessee the said grants, covenants, conditions, provisos, agreements, rights, powers, privilege and liabilities is construed and held to be several as well as joint.

29.6                    This Indenture will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

29.7                    This Lease is not valid unless countersigned by the Lessor.

IN WITNESS WHEREOF each of the parties hereto has affixed its hand or corporate seal to these presents on the day and year first above written.

LANDMARK YALETOWN PROJECTS INC.

Per:	/s/ “Amir Nowtash” /s/
Authorized Signatory

CHALK MEDIA CORP.

Per:	/s/ “Grant Sutherland” /s/
Authorized Signatory

Per:	/s/ “Kris Sutherland” /s/
Authorized Signatory